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                                                                  EXHIBIT 10.23

                         EXECUTIVE EMPLOYMENT AGREEMENT



         THIS AGREEMENT, dated as of February 15, 2000, by and between GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation having its corporate headquarters at One Gaylord Drive, Nashville, Tennessee 37214 ("the Company") and JAMES "TIM" DUBOIS, a resident of Nashville, Davidson County, Tennessee
("Executive").

                                  WITNESSETH:

         WHEREAS, the Company desires to employ Executive and Executive desires to serve as Executive Vice President of the Company and the President of its Creative Content Group pursuant to the terms of this Agreement;

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                                   AGREEMENT

         1. Employment; Term; Place of Employment. The Company hereby employs Executive, and Executive hereby accepts employment with the Company upon the terms and conditions contained in this Agreement. The term of Executive's employment hereunder shall commence on February 15, 2000 (the "Effective Date") and shall continue for a period of five (5) years from and after the Effective Date, unless sooner terminated as hereinafter provided (the "Employment Period"). For purposes of this Agreement, a "Contract Year" shall mean a one year period commencing on the Effective Date or any anniversary thereof. Executive shall render services at the offices established by the Company in the greater Nashville metropolitan area; provided that Executive agrees to travel on temporary trips to such other places as may be required to perform Executive's duties hereunder.

         2. Duties; Title.

                  (a) Description of Duties.

                           (i) During the Employment Period, Executive shall serve the Company as an Executive Vice President and the President of its Creative Content Group and shall serve under such other titles as the Chief Executive Officer of the Company shall determine. Executive shall report directly to the Chief Executive Officer. Executive shall be primarily responsible for the management, operations, growth, and development of the Creative Content Group. Executive shall be assigned such areas of responsibility as the Chief Executive Officer shall from time to time determine, including, without limitation, the development and oversight of country, pop, and Christian music record companies or divisions, the oversight of the Opry Group (including the Grand Ole Opry, the Ryman Auditorium, the Wildhorse Saloon, and live entertainment and theatricals), music publishing, children's programming, film and video production and distribution (including Pandora Films), artist management, and sports management and marketing. During the Employment Period, the Chief Executive Officer shall be entitled to modify Executive's responsibilities


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         with respect to the Creative Content Group; provided, however, that
         Executive's responsibilities regarding the development and oversight of the pop, country, and Christian music record companies or divisions, together with music publishing relating to the foregoing, shall not be materially reduced without Executive's consent; and provided, further, that Executive shall not, without his consent, become other than the most senior executive officer of the Creative Content Group.

                           (ii) Executive and the Company acknowledge that a strategic plan for the Creative Content Group has been established by the Company, a copy of which has been delivered to Executive. On an annual basis, at such time as is consistent with the Company's overall planning and budgeting process, Executive shall prepare a written update to the strategic plan for the Creative Content Group for presentation to, and approval by, the Company.

                           (iii) Executive shall faithfully perform the duties required of his office. Subject to Section 2(b), Executive shall devote substantially all of his business time and effort to the performance of his duties to the Company.

                  (b) Other Activities. Notwithstanding anything to the contrary contained in Section 2(a), Executive shall be permitted to engage in the following activities, provided that such activities do not materially interfere or conflict with Executive's duties and responsibilities to the
Company:
                           (i) Executive may serve on the governing boards of,
                  or otherwise participate in, a reasonable number of trade associations and charitable organizations, whose purposes are not inconsistent with the activities and the image of the Company;

                           (ii) Executive may engage in a reasonable amount of
                  charitable activities and community affairs; and

                           (iii) Subject to the prior approval of the Chief
                  Executive Officer, Executive may serve on the board of directors of one or more business corporations, so long as they do not compete, directly or indirectly, with the Company.

                  (c) Executive shall be subject to and shall comply with all codes of conduct, personnel policies and procedures applicable to senior executives of the Company, including, without limitation, policies regarding sexual harassment, conflicts of interest and insider trading.

         3. Cash Compensation.

                  (a) Signing Bonus. The Company shall pay Executive a signing bonus in the amount of $1,000,000 (the "Signing Bonus"). The Signing Bonus shall be payable as follows: (i) an amount shall be paid to Executive on the effective date equal to $1,000,000 less the projected "applicable employee remuneration" as defined in Section 162(m)(4)* to be received by Executive during the calendar year ending December 31, 2000; and (ii) the remainder of the Signing Bonus (the "Deferred Signing Bonus") shall be a fully vested deferred obligation of the Company which shall be payable, together with investment earnings thereon, in accordance with Section 6 hereof. Payment of the Deferred Signing Bonus shall be facilitated by the Company contributing to the rabbi

* All section references are to the Internal Revenue Code of 1986, as amended, unless otherwise specified.


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trust established pursuant to Section 6 (the "Rabbi Trust") an amount of cash equal to the Deferred Signing Bonus, as set forth in Sections 6.

                  (b) Base Salary. During the initial Contract Year, the Company shall pay to Executive an annual salary of $650,000. Executive's annual salary shall be increased in each subsequent Contract Year by a percentage equal to the annual percentage increase, if any, generally granted to other senior executives, such percentage to be determined from time to time by the Compensation Committee of the Board of Directors (such annual salary, together with any increases under this subsection (b), being herein referred to as the "Base Salary").

                  (c) Annual Cash Bonus.

                           (i) For each of the first two Contract Years,
                  Executive shall be entitled to receive an annual cash bonus equal to 60% of his Base Salary for the Contract Year for which such bonus is awarded (the "Guaranteed Cash Bonus"). Subject to the provisions of Section 6 herein relating to the possible deferral of a portion of the Guaranteed Cash Bonus, the Guaranteed Cash Bonus shall be paid to Executive in a single lump sum on or before the last business day of each of the first two Contract Years. To the extent any portion of the Guaranteed Cash Bonus is deferred pursuant to Section 6, the Company shall make a corresponding contribution in an equal amount to the Rabbi Trust, as set forth in Sections 6.

                           (ii) For each of the third, fourth, and fifth
                  Contract Years, Executive shall be eligible for an annual cash bonus that is targeted to be 60% of his Base Salary for the Contract Year for which such bonus is awarded but which may be greater or less than the targeted percentage depending upon actual performance. The cash bonus awarded to Executive for the third, fourth and fifth Contract Years (the "Cash Bonus") shall be based upon such criteria as are utilized in connection with the granting of bonuses to similarly situated executive officers of the Company under the Company's annual Management Incentive Plan, and shall further be based on Executive's performance for each of the Company's calendar years immediately preceding the third, fourth and fifth anniversaries of this Agreement. The Cash Bonus shall be paid to Executive on or before the end of the calendar month in which the anniversary of this Agreement occurs.

                  (d) The Base Salary, the Guaranteed Cash Bonus, and the Cash Bonus shall be subject to applicable withholding and shall be payable in accordance with the Company's payroll practices.

         4. Equity Compensation.

                  (a) Stock Option Grant. The Company hereby grants to Executive options to purchase 200,000 shares of common stock of the Company ("Company Common Stock") (the "Stock Options"). The Stock Options shall (i) be granted pursuant to the Company's 1997 Stock Option and Incentive Plan, as amended and restated as of August 15, 1998, and as may hereinafter be further amended; (ii) be subject to the terms of a stock option agreement between the Company and Executive in the form prescribed for Company executives generally and attached hereto as Exhibit B; (iii) vest in 40,000 share increments on the first through the fifth anniversaries of the Effective Date (each a "Vesting Date"), but shall be subject to accelerated vesting on each such Vesting Date with respect to an additional 40,000 shares granted hereunder if, as of such Vesting Date, the Creative


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Content Group has achieved the targets to be determined by the parties hereto
(which when so determined shall be attached as Exhibit C hereto) which relates to such Vesting Date; (iv) be exercisable at the closing price of the Company Common Stock as reported in the Wall Street Journal for the trading day immediately preceding the award of the option grant by the Compensation Committee of the Board of Directors; and (v) have a term of ten years from the Effective Date.

                  (b) Restricted Stock Grant. The Company shall deliver to the trustee of the Rabbi Trust 50,000 restricted shares of Company Common Stock (the "Restricted Stock Grant") to be held in a separate share known as "Account B." The Restricted Stock Grant shares shall become eligible for termination of restrictions (i.e., become available for distribution to Executive) in 10,000 share increments on the first through the fifth anniversaries of the Effective Date (each a "Restricted Stock Grant Eligibility Date"). Elimination of restrictions on eligible Restricted Stock Grant shares shall occur upon the Creative Content Group achieving, on the Restricted Stock Grant Eligibility Date to which such eligible shares relate, the performance targets to be determined by the parties hereto (which when so determined shall be attached as Exhibit D hereto). Should Executive fail to achieve the aforesaid performance targets set forth in Exhibit D on any Restricted Stock Grant Eligibility Date, the eligible shares shall cumulate and the restrictions shall be removed on all eligible shares if the performance goals are met on a subsequent Restricted Stock Grant Eligibility Date. Restricted Stock Grant shares not otherwise eligible for termination of restrictions shall be subject to accelerated removal of restrictions on each Restricted Stock Grant Eligibility Date with respect to an additional 10,000 shares of Restricted Stock upon the attainment of the performance targets set forth in Exhibit D as well as the performance targets set forth on Exhibit C. The Restricted Stock Grant shall be granted pursuant to the Company's 1997 Stock Option and Incentive Plan, as amended, and as may hereafter be further amended, and shall otherwise be subject to the terms of a restricted stock grant agreement between the Company and Executive in the form prescribed for Company executives generally, which form is attached hereto as Exhibit E. If a restriction terminates as to a 10,000 share increment, the trustee of the Rabbi Trust shall deliver such shares to Executive unless Section 6 herein requires that the distribution be deferred. If distribution is deferred, the Restricted Stock Grant shall continue to be held in Account B of the Rabbi Trust, until distribution is made in accordance with Section 6(d) hereof. Nothing herein shall, however, prevent the trustee of the Rabbi Trust upon the direction of the Company, which shall be made only after consultation with Executive, from selling unrestricted shares held in Account B and reinvesting the proceeds in other investments selected by Company (in which event the benefit under this paragraph (b) shall be determined by reference to the value of such substituted assets). Except as provided in
Section 9(e) and 10(b), if Executive's employment is terminated, any Restricted Stock held in the Rabbi Trust, the restrictions of which have not been eliminated, will be delivered to the Company.

         5. Benefits; Expenses; Etc.

                  (a) Custom Non-Qualified Mid-Career Supplemental Employee Retirement Plan.

                           (i) The Company shall create a supplemental employee retirement plan (the "SERP"), for Executive which shall provide for the payment of a benefit (the "SERP Benefit") to him, equal to the value of 60 shares of CBS Corporation Series B Participating Preferred Stock (which shares shall be exchanged for Viacom Class C Preferred Stock upon completion of the merger of CBS and Viacom Inc., and which shall thereafter be convertible on a 1,000 for 1 basis into Viacom Class B Common Stock upon the election of the holder thereof) and any dividends thereon (the "SERP Shares"), which benefit shall, at the election of Executive, be payable in cash or SERP Shares. The Company may, but only at the request


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         of the Executive, substitute for the SERP Shares (or for a portion thereof) one or more mutual funds, to be selected by Company after consultation with Executive, which have a value equal to the SERP Shares being substituted. After any such substitution, the SERP Benefit shall be determined solely by reference to the value of such substituted assets (the "SERP Replacement Assets"), instead of the original SERP Shares which have been substituted. The SERP Benefit shall be payable upon the fifth anniversary of the Effective Date; provided, however, that no later than the fourth anniversary of the Effective Date, Executive may, with the permission of the Company, elect to substitute a date that is later than the fifth annual anniversary of the Effective Date as the payout date. Furthermore, Executive may, with the permission of the Company, make a subsequent election to further defer the payout date, so long as such request is submitted no less than one year before the payout date then in effect. At the time Executive makes any such election, Executive may also elect, with the permission of the Company, to have distributions made in installments for a period not in excess of his life expectancy in lieu of a lump sum payment.

                           (ii) In the event that Executive's employment is not terminated prior to the fifth anniversary of the Effective Date and the value of the SERP Benefit on the fifth anniversary of the Effective Date is less than $2,500,000, the amount of the SERP Benefit shall automatically be adjusted upward to $2,500,000.

                           (iii) In order to facilitate the payment of the SERP Benefit, within five (5) days of the establishment of the Rabbi Trust, the Company shall deposit the SERP Shares with the trustee of the Rabbi Trust in a separate share of the Rabbi Trust known as Account C. Moreover, if the SERP Benefit is adjusted upward to $2,500,000 on the fifth anniversary of the Effective Date pursuant to Section 5(a)(ii), at the time of the adjustment the Company shall deposit with the trustee of the Rabbi Trust an amount in cash equal to the difference between $2,500,000 and the SERP Benefit immediately before such adjustment. Except for the guarantee by the Company that the SERP Benefit as of the fifth anniversary of the Effective Date will not be less than $2,500,000, the Company shall not be responsible for the investment performance of the SERP Shares or succeeding investments.

                           (iv) In the event of Executive's termination for any reason other than by the Company for Cause or by Executive without Good Reason, a portion of the SERP Benefit shall vest as hereinafter provided and be payable within ten (10) days to Executive, subject to the provisions of Section 6 hereof. If Executive's employment is terminated, any unvested portion of the SERP Benefit, as determined pursuant to other provision of this Agreement, shall be delivered to the Company by the trustee of the Rabbi Trust.

                           (v) If Executive elects to receive the SERP Shares rather than cash, and if the merger between CBS and Viacom has not occurred, Executive acknowledges that the CBS shares will be "restricted securities," as defined in Rule 144 of the Securities Act of 1933. As "restricted securities", the CBS shares may not be transferred, sold, or otherwise disposed of unless registered under the Securities Act of 1933 or an exemption from registration is available under such Act. Executive acknowledges that the certificates evidencing the CBS shares will bear a restrictive legend to this effect.

                  (b) Expenses. During the Employment Period, the Company shall reimburse Executive, in accordance with the Company's policies and procedures, for all reasonable expenses incurred by Executive, including reimbursement for his reasonable first class travel expenses and, on


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up to two occasions per year, those of his spouse, in connection with the performance of his duties for the Company.

                  (c) Vehicle Allowance. During the Employment Period, Executive shall be entitled to receive from the Company a vehicle allowance of $1,050 per month, subject to future increases as may be granted to senior executives.

                  (d) Use of Company Aircraft. During the Employment Period and subject to availability, Executive shall be entitled to use of the Company airplane for travel in connection with the performance of his duties.

                  (e) Vacation. During the Employment Period, Executive shall be entitled to four (4) weeks vacation during each Contract Year.

                  (f) Company Plans. During the Employment Period, Executive shall be entitled to participate in and enjoy the benefits of (i) the Company Health Insurance Plan, (ii) the Company Retirement Plan, (iii) the Company 401(k) Savings Plan, (iv) the Company Retirement Benefit Restoration Plan, (v) the Company Supplemental Deferred Compensation ("SUDCOMP") Plan, and (vi) any health, life, disability, retirement, pension, group insurance, or other similar plan or plans which may be in effect or instituted by the Company for the benefit of senior executives generally, upon such terms as may be therein provided. Such benefits as in effect on the date hereof are summarized in Exhibit F hereto, provided that, notwithstanding Exhibit F, during the Employment Period, Executive shall be entitled to a life insurance benefit of not less than $1,800,000.

         6. Deferral of Excessive Employee Remuneration.

                  (a) During any period in which Executive is a "covered employee" within the meaning of Section 162(m)(3), any "applicable employee remuneration" otherwise payable to Executive in excess of the limit specified in Section 162(m)(1) or any successor provision of the Code (currently $1,000,000) shall not be currently paid, but shall be a deferred payment obligation of the Company governed by the provisions of this Section 6.

                  (b) All such deferred payment obligations shall be fully vested and shall be credited with investment earnings (or losses). The rate of investment earnings (or losses) of such deferred amounts shall be equal to the rate of investment earnings (or losses) of one or more mutual funds selected by the Company after consultation with Executive and identified to Executive as such, which mutual funds may be changed from time to time by the Company after consultation with Executive. While the Company shall make reasonable efforts to act prudently in the selection of such mutual funds, taking into account Executive's investment preferences, the Company shall not be responsible for the investment performance of any such fund(s).

                  (c) In order to facilitate the payment of the Company's deferred payment obligation, at the time that the Company would otherwise make a payment to Executive but for the Code Section 162(m) limitations, the Company shall deposit an amount of cash equal to the amount which is being deferred, into "Account A" of a "rabbi trust" to be known as the Deferred Compensation Rabbi Trust (the "Rabbi Trust") to be established by the Company with an independent corporate trustee acceptable to the Company and Executive within thirty (30) days from the Effective Date. The Rabbi Trust shall satisfy the requirements of Section 7 hereof and shall be in substantially the form attached hereto as Exhibit A.


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                  (d) Amounts deferred pursuant to this Section 6 and earnings thereon, shall be paid to the Executive at the earliest time possible without being nondeductible by the Company under Code Section 162(m), but in all events not later than ten (10) days following the termination of Executive's employment with the Company (without regard to the reason of such termination), except that if the Company believes, based on the written opinion of counsel, that payment at such time will result in nondeductibility by the Company under
Section 162(m), payment may, at the election of Company be further deferred but not beyond the end of the first full week following the calendar year in which the termination of employment occurs. Distributions from the Rabbi Trust shall to the extent feasible be made from Account A prior to any distributions from Account B.

                  (e) The Restricted Shares, which are to be held by the trustee of the Rabbi Trust pursuant to Section 4(b) herein, shall be subject to subparagraphs (a) and (d) of this Section 6. The provisions of Section 4(b) shall apply to the holding and investment of the Restricted Shares by the trustee of the Rabbi Trust, and accordingly Section 6(b) and 6(c) shall not apply to the Restricted Shares to the extent that they are inconsistent with
Section 4(b).

         7. Rabbi Trust. It is understood and agreed by the parties that (i) the Rabbi Trust shall remain subject to the claims of the Company's general creditors; (ii) any income tax payable with respect to the Rabbi Trust shall be the sole obligation and responsibility of the Company (and shall not reduce the assets in the Rabbi Trust so long as the Rabbi Trust remains a "grantor trust" for federal income tax purposes); and (iii) the establishment of the Rabbi Trust shall not relieve the Company of its liability to pay amounts due under this Agreement. The Rabbi Trust shall, however, relieve the Company of its liability to pay amounts due under this Agreement to the extent that payments are made in accordance with the terms of this Agreement and the Rabbi Trust.

         8. Termination. Executive's employment hereunder may be terminated prior to the expiration of the Employment Period as follows:

                  (a) Termination by Death. Upon the death of Executive ("Death"), Executive's employment shall automatically terminate as of the date of Death.

                  (b) Termination by Company for Permanent Disability. At the option of the Company, Executive's employment may be terminated by written notice to Executive or his personal representative in the event of the Permanent Disability of Executive. As used herein, the term "Permanent Disability" shall mean a physical or mental incapacity or disability which renders Executive unable substantially to render the services required hereunder for a period of ninety (90) consecutive days or one hundred eighty
(180) days during any twelve (12) month period as determined in good faith by the Company.

                  (c) Termination by Company for Cause. At the option of the Company, Executive's employment may be terminated by written notice to Executive upon the occurrence of any one or more of the following events (each, a "Cause"):

                           (i) any action by Executive constituting fraud,
                  self-dealing, embezzlement, or dishonesty in the course of his employment hereunder;

                           (ii) any conviction of Executive of a crime
                  involving moral turpitude;


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                           (iii) any action of Executive, regardless of its
                  relation to his employment, that has brought or reasonably could bring the Company into substantial public disgrace or disrepute;

                           (iv) failure of Executive after reasonable notice
                  promptly to comply with any valid and legal directive of the Board of Directors or the Chief Executive Officer;

                           (v) a material breach by Executive of any of his
                  obligations under this Agreement and failure to cure such breach within ten (10) days of his receipt of written notice thereof from the Company; or

                           (vi) a failure by Executive to perform adequately
                  his responsibilities under this Agreement as demonstrated by objective and verifiable evidence showing that the business operations under Executive's control have been materially harmed as a result of Executive's gross negligence or willful misconduct.

                  (d) Termination by Executive for Good Reason. At the option of Executive, Executive may terminate his employment by written notice to the Company given within a reasonable time after the occurrence of a material breach by the Company of any of its obligations under this Agreement and the failure by the Company to cure such breach within thirty (30) days of such notice ("Good Reason").

                  (e) Termination by Company Without Cause. At the option of the Company Executive's employment may be terminated by written notice to Executive at any time ("Without Cause").

         9. Effect of Termination.

                  (a) Effect Generally. If Executive's employment is terminated prior to the fifth anniversary of the Effective Date, the Company shall not have any liability or obligation to Executive other than as specifically set forth in Section 8 and Section 9 hereof.

                  (b) Effect of Termination by Death. Upon the termination of Executive's employment as a result of Death, Executive's estate shall be entitled to receive an amount equal to the accrued but unpaid Base Salary through the date of termination and a pro rata portion of Executive's cash bonus, if any, for the Contract Year in which termination occurs. Such cash bonus, if not a Guaranteed Cash Bonus, shall be based on Executive's performance through the date of termination, as reasonably determined by the Compensation Committee of the Board of Directors at the time bonuses are determined for Company executives generally. Executive's estate shall be entitled to any unpaid portion of the Signing Bonus, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b) or (c), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company, excluding benefits payable pursuant to any plan beneficiary pursuant to a contractual beneficiary designation by Executive. In addition, Executive's estate shall also be entitled to a pro-rata portion of the SERP benefit. The vested portion of the SERP Benefit shall be equal to the value of the SERP Shares (including any SERP Replacement Assets) at the time of such termination (but in all events the value of the SERP Shares (including any SERP Replacement Assets) shall be no less than $2,500,000) multiplied by a fraction, the numerator of which is the total number of months (including any fractional month) during which Executive was employed hereunder, and the denominator of which is 60. Executive's estate shall be entitled only to the Restricted Stock that has vested as of the date of death, and the exercise of


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Executive's Stock Options shall be governed by the Company's 1997 Stock Option and Incentive Plan, as amended and restated, and as may hereinafter be further amended without prejudice to Executive.

                  (c) Effect of Termination for Permanent Disability. Upon the termination of Executive's employment hereunder as a result of Permanent Disability, Executive shall be entitled to receive an amount equal to the accrued but unpaid Base Salary through the date of termination and a pro rata portion of Executive's cash bonus, if any, for the Contract Year in which termination occurs. Such cash bonus, if not a Guaranteed Cash Bonus, shall be based on Executive's performance through the date of termination, as reasonably determined by the Compensation Committee of the Board of Directors at the time bonuses are determined for Company executives generally. In addition, Executive shall be entitled to long-term disability benefits available to executives of the Company, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b) or (c), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company. Payments to Executive hereunder shall be reduced by any payments received by Executive under any worker's compensation or similar law. In addition, Executive shall also be entitled to a pro-rata portion of the SERP benefit. The vested portion of the SERP Benefit shall be equal to the value of the SERP Shares (including any SERP Replacement Assets) at the time of such termination (but in all events the value of the SERP Shares (including any SERP Replacement Assets) shall be no less than $2,500,000) multiplied by a fraction, the numerator of which is the total number of months (including any fractional month) during which Executive was employed hereunder, and the denominator of which is 60. Executive shall be entitled only to the Restricted Stock that has vested as of the date of termination, and the exercise of Executive's Stock Options shall be governed by the Company's 1997 Stock Option and Incentive Plan, as amended and restated, and as may hereinafter be further amended without prejudice to Executive.

                  (d) Effect of Termination by the Company for Cause or by Executive Without Good Reason. Upon the termination of Executive's employment by the Company for Cause or by Executive for any reason other than Good Reason, Executive shall be entitled to an amount equal to the accrued but unpaid Base Salary through the date of termination plus any unpaid portion of the Signing Bonus, unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b) or (c), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company. All Stock Options, to the extent not theretofore exercised, shall terminate on the date of termination of employment under this Section 7(d).

                  (e) Effect of Termination by the Company Without Cause or by Executive for Good Reason. Upon the termination of Executive's employment hereunder either by the Company Without Cause or by Executive for Good Reason, Executive shall be entitled to (i) the continued payment of Executive's Base Salary for the remainder of the initial five-year term of this Agreement; (ii) continued payment of the annual cash bonuses for the remaining years of the initial five-year term of this Agreement, each such annual cash bonus to be calculated as an amount equal to the average amount of the annual cash bonuses previously granted to Executive hereunder; (iii) any unpaid portion of the Signing Bonus, accrued and unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b) or (c), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; and
(iv) the continuation of benefits under (or comparable to those provided under) the Company's Health Insurance Plan for the remainder of the initial five-year term, at the same cost to Executive as the cost that he would have paid had his employment not been terminated. In lieu of the continued payments required under clauses (i) and (ii) of this Section 9(e), the Company may elect to pay to Executive a lump sum amount equal to the present value, using an 8% discount rate, of the payments required under clauses (i) and (ii) of this


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Section 9(e). In addition, Executive shall also be entitled to a pro-rata portion of the SERP benefit. The vesting portion of the SERP Benefit shall be equal to the value of the SERP Shares (including any SERP Replacement Assets) at the time of such termination (but in all events the value of the SERP Shares (including any SERP Replacement Assets) shall be no less than $2,500,000) multiplied by a fraction, the numerator of which is the total number of months (including any fractional month) during which Executive was employed hereunder, and the denominator of which is 60. Upon termination, all unvested Stock Options and Restricted Stock Grants shall immediately vest. Executive shall have 90 days from the date of termination to exercise the Stock Options.

         10. Change of Control.

                  (a) Definition. A "Change of Control" shall be deemed to have taken place if:

                           (i) any person or entity, including a "group" as
                  defined in Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Company, a wholly-owned subsidiary thereof, Edward L. Gaylord or any member of his immediate family or any trusts or other entities controlled by Edward
                  L. Gaylord or any member of his immediate family, or any employee benefit plan of the Company or any of its subsidiaries becomes the beneficial owner of Company securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of the issuance of securities initiated by the Company in the ordinary course of business);

                           (ii) any person or entity, including a "group" as
                  defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the beneficial owner of Company securities having greater voting power than the Company securities held by Edward L. Gaylord, any member of his immediate family, and any trusts or other entities controlled by Edward L. Gaylord or any member of his immediate family.

                           (iii) as the result of, or in connection with, any
                  cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then-outstanding securities of the Company or any successor corporation or entity entitled to vote generally in the election of the directors of the Company or such other corporation or entity after such transactions, is held in the aggregate by the holders of the Company's securities entitled to vote generally in the election of directors of the Company immediately prior to such transaction;

                           (iv) the Company sells all or substantially all of
                  the assets of the Company;

                           (v) the Company sells all or substantially all of
                  the Creative Content Group business, whether by way of an asset sale, stock spin-off or other similar transaction; or

                           (vi) during any period of two consecutive years,
                  individuals who at the beginning of such period were members of the Company's Board of Directors cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

                  (b) Effect of Change of Control. In the event that within one year following a Change of Control the Company terminates Executive Without Cause or Executive terminates employment for Good Reason, Executive shall be entitled to (i) an amount equal to the present value, using an 8% discount rate, of the continued payment of Executive's Base Salary for the remainder of the initial five-year term of this Agreement; (ii) an amount equal to the present value, using an 8% discount rate, of the unpaid annual cash bonuses for the remainder of the initial five-year term of this Agreement, each such annual cash bonus to be calculated as an amount equal to the average amount of the annual cash bonuses previously granted to Executive hereunder; (iii) any unpaid portion of the Signing Bonus, unpaid vacation pay, unreimbursed expenses incurred pursuant to Section 5(b) or (c), and any other benefits owed to Executive pursuant to any written employee benefit plan or policy of the Company; and (iv) the continuation of benefits under (or comparable to those provided under) the Company's Health Insurance Plan for the remainder of the initial five-year term, at the same cost to Executive as the cost that he would have paid had his employment not been terminated. Upon such termination, Executive shall also be entitled to receive the full SERP Benefit. In addition, upon termination, all unvested Stock Options and Restricted Stock Grants shall immediately vest. Executive shall have 90 days from the date of termination to exercise the Stock Options.

         11. Confidential Information.

                  (a) Nondisclosure; Etc. Executive agrees that he shall not commit any act, or in any way assist others to commit any act, which could reasonably be expected to injure the Company or any of its businesses. Without limiting the generality of the foregoing, Executive recognizes and acknowledges that all information about the Company or relating to any of its respective products, services, or any phase of its operations, business, or financial affairs which is not a matter of public record, including without limitation, trade secrets, contracts with agents, artists, distributors, or producers, computer programs, financial information of every type and kind, plans, and strategies, ("Confidential Information") is not generally known to the Company's competitors and is valuable, special, and unique to the business of the Company. Accordingly, Executive shall not, directly or indirectly, use any such Confidential Information for his own benefit, divulge, disclose, or make accessible any such Confidential Information or any part thereof to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever (other than in the course of carrying out his duties hereunder), or render any services to any person, firm, corporation, association, or other entity to whom any such Confidential Information, in whole or in part, has been disclosed or is threatened to be disclosed by or at the instance of Executive. Confidential Information shall not include any information which is or becomes generally available to the public other than as a result of disclosure in violation of this Agreement.

                  (b) Property of Company. All memoranda, notes, lists, records, and other documents (and all copies thereof) constituting Confidential Information made or compiled by Executive or made available to Executive shall be the Company's property, shall be kept confidential in accordance with the provisions of this Section 11, and shall be delivered to the Company at any time on request and in any event upon the termination of Executive's employment for any reason.

                  (c) Relief. Since the Company shall be irreparably damaged if the provisions of this Section 11 are not specifically enforced, the Company shall be entitled to an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) restraining any violation of Executive's covenants or failure of

Executive to fulfill such covenants under this Section 11. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have for any breach or threatened breach of this Section 11 by Executive.

         12. Covenant Against Competition. Executive covenants and agrees that:

                  (a) Definitions. As used herein:

                           (i) "Affiliate" shall mean any entity directly or
                  indirectly controlling, controlled by, or under common control with the Company and any entity in which the Company, directly or indirectly, is a general partner, member, manager, or holder of greater than a 10% common equity, partnership, or membership interest.

                           (ii) "Company Business" shall mean the business of
                  the Company on the date hereof, and any business which the Company is engaged in or has under development (including preliminary stages of development), at the earlier to occur of the time of the alleged violation of this Section 12 or the termination of Executive's employment under this Agreement.

                           (iii) "Geographic Area" shall mean the world.

                  (b) Non-Competition. During the Employment Period, and, if Executive's employment is terminated by the Company for Cause or by Executive for other than Good Reason, for a period of one (1) year thereafter, Executive shall not, directly or indirectly, in the Geographic Area: (i) engage for his own account in the Company Business; (ii) render any services in any capacity to any person or entity (other than the Company or its Affiliates) engaged in the Company Business; or (iii) become interested in any person or entity engaged in the Company Business (other than the Company or its Affiliates) as a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, or consultant or in any other relationship or capacity; provided, however, Executive may own, directly or indirectly, solely as a passive investment, securities of any such entity which are traded on any national securities exchange if Executive (A) is not a controlling person of, or a member of a group which controls, such entity and (B) does not, directly or indirectly, own 1% or more of any class of securities of such entity.

                  (c) Non-Solicitation of Employees, Others. During the Employment Period, and for a period of one (1) year thereafter, Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit or encourage any employee of the Company or any of its Affiliates to leave the employment of the Company or any of its Affiliates or hire any employee who has left the employment of the Company or any of its Affiliates, nor shall Executive directly or indirectly, knowingly solicit or encourage any artist, producer, writer, distributor, customer, client, agent, or account of the Company or any of its Affiliates to engage the services of Executive or any person or entity (other than the Company or its Affiliates) in which Executive is a partner, shareholder, director, officer, employee, principal, member, manager, agent, trustee, or consultant or engaged in any other relationship or capacity.

                  (d) Remedies. Since the Company shall be irreparably damaged if the provisions of this Section 12 are not specifically enforced, the Company shall be entitled to an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) restraining any violation of Executive's covenants or failure of Executive to fulfill any covenant under this Section 12. Such remedies shall not be exclusive and shall be in addition to any other remedy which the Company may have for any breach or threatened breach of this Section 12 by Executive.

                  (e) Enforceability. If any provision of this Section 12 is held to be unenforceable because of its scope, duration, area of applicability, or otherwise, it is the intention of the parties that the court making such determination shall modify such provision and that such modified provision shall then be applicable.

         13. Public Disclosure of Employment Agreement. The Company acknowledges that Executive has been under contract to Arista Records, Inc. and has contractual agreements regarding the disclosure of certain information. The Company hereby agrees that it will make no further public disclosure or announcement regarding the termination of the agreement between Executive and Arista Records, Inc. or the employment of Executive or the terms of this Agreement prior to April 30, 2000, unless agreed to in writing by Arista Records, Inc, except as otherwise required by applicable law, including the Securities Exchange Act of 1934.

         14. Indemnification. The Company shall indemnify Executive and hold him harmless from and against any and all costs, expenses, losses, claims, damages, obligations or liabilities (including actual attorneys fees and expenses) arising out of or relating to any acts, or omissions to act, made by Executive on behalf of or in the course of performing services for the Company to the fullest extent permitted by the Bylaws of the Company, or, if greater, as permitted by applicable law, as the same shall be in effect from time to time. If any claim, action, suit or proceeding is brought, or any claim relating thereto is made, against Executive with respect to which indemnity may be sought against the Company pursuant to this Section, Executive shall notify the Company in writing thereof, and the Company shall have the right to participate in, and to the extent that it shall wish, in its discretion, assume and control the defense thereof, with counsel satisfactory to Executive.

         15. Executive's Representations and Warranties. Executive represents and warrants that he is free to enter into this Agreement and, as of the Effective Date, that he is not subject to any conflicting obligation or any disability which shall prevent or hinder Executive's execution of this Agreement or the performance of his obligations hereunder; that no lawsuits or claims are pending or, to Executive's knowledge, threatened against Executive; and that he has never been subject to bankruptcy, insolvency, or similar proceedings, has never been convicted of a felony or a crime involving moral turpitude, and has never been subject to an investigation or proceeding by or before the Securities and Exchange Commission or any state securities commission. The Company shall have the authority to conduct an independent investigation into the background of Executive and Executive agrees to fully cooperate in any such investigation. The Company shall notify Executive if it intends to conduct such an investigation.

         16. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or mailed by first class registered mail, return receipt requested, or by commercial courier or delivery service, or by facsimile or electronic mail, addressed to the parties at the addresses set forth below (or at such other address as any party may specify by notice to all other parties given as aforesaid):

                  (a) if to the Company, to:

                      Gaylord Entertainment Company
                      One Gaylord Drive
                      Nashville, Tennessee 37214
                      Attention:  Terry London
                      Facsimile Number: (615) 316-6010
                      E-Mail:  TLondon@gaylordentertainment.com

                      With a copy to:

                      Sherrard & Roe, PLC
                      424 Church Street, Suite 2000
                      Nashville, TN  37219
                      Attention:  Thomas J. Sherrard, Esq.
                      Facsimile Number: (615) 742-4539
                      E-Mail:  TSherrard@sherrardroe.com

                  (b) if to Executive, to:

                      Tim DuBois
                      4529 Tyne Valley Boulevard
                      Nashville, TN 37220
                      E-Mail:  PTbois@aol.com

                      With a copy to:

                      Loeb & Loeb
                      10100 Santa Monica Blvd.
                      Suite 2200
                      Los Angeles, CA 90067-4164
                      Attention:  John Frankenheimer, Esq.
                      Facsimile Number: (310) 282-2192
                      E-Mail:  JFrankenheimer@loeb.com

and/or to such other persons and addresses as any party shall have specified in writing to the other by notice as aforesaid.

         17. Miscellaneous.

                  (a) Entire Agreement. This writing and the Exhibits hereto constitute the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended, or terminated except by a written agreement signed by all of the parties hereto. Nothing contained in this Agreement shall be construed to impose any obligation on the Company to renew this Agreement and neither the continuation of employment nor any other conduct shall be deemed to imply a continuing obligation upon the expiration of this Agreement.

                  (b) Assignment; Binding Effect. This Agreement shall not be assignable by Executive, but it shall be binding upon, and shall inure to the benefit of, his heirs, executors, administrators, and legal representatives. This Agreement shall be binding upon the Company and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement may only be assigned by the Company to an entity controlling, controlled by, or under common control with the Company in connection with a sale and assignment of the assets of the Creative Content Group to such other entity; provided, however, that no such assignment shall relieve the Company of any of its obligations hereunder.

                  (c) Waiver. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

                  (d) Enforceability. Subject to the terms of Section 12(e) hereof, if any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other severable provision of this Agreement, and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein, unless the invalidity or unenforceability of such provision substantially impairs the benefits of the remaining portions of this Agreement.

                  (e) Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of the sections.

                  (f) Counterparts. This Agreement may be executed in two or more counterparts, all of which taken together shall be deemed one original.

                  (g) Confidentiality of Agreement. The parties agree that the terms of this Agreement as they relate to compensation, benefits, and termination shall, unless otherwise required by law (including, in the Company's reasonable judgment, as required by federal and state securities laws), be kept confidential; provided, however, that any party hereto shall be permitted to disclose this Agreement or the terms hereof with any of its legal, accounting, or financial advisors provided that such party ensures that the recipient shall comply with the provisions of this Section 16(g).

                  (h) Governing Law. This Agreement shall be deemed to be a contract under the laws of the State of Tennessee and for all purposes shall be construed and enforced in accordance with the internal laws of said state.

                  (i) No Third Party Beneficiary. This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

                  (j) Arbitration. Any controversy or claim between or among the parties hereto, including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the law of the state of Tennessee), the Commercial Arbitration Rules of the American Arbitration Association in effect as of the date hereof, and the provisions set forth below. In the event of any inconsistency, the provisions herein shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to the Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action; provided, however, that all arbitration proceedings shall take place in Nashville, Tennessee. The arbitration body shall set forth its findings of fact and conclusions of law with citations to the evidence presented and the applicable law, and shall render an award based thereon. In making its determinations and award(s), the arbitration body shall base its award on applicable law and precedent, and shall not entertain arguments regarding punitive damages, nor shall the arbitration body award punitive damages to any person.


                  (Remainder of Page Intentionally Left Blank)


                                      15-A

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.



                                            GAYLORD ENTERTAINMENT COMPANY, INC.



                                            By:
                                               --------------------------------
                                               Terry E. London, President and
                                               Chief Executive Officer



                                            EXECUTIVE:



                                            -----------------------------------
                                            James "Tim" DuBois